Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Revelation Biosciences, Inc. (the “Company”) of our report dated March 30, 2023 (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the financial statements of the Company appearing in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP

San Diego, California

August 11, 2023